Exhibit 99.1

B of I Reports First Quarter Net Income of $3.7 million;

Best Quarterly Earnings and Net Interest Margin

SAN DIEGO, CA – (MARKET WIRE) – November 3, 2009—B of I Holding, Inc. (B of I or the Company), (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced record net income of $3,708,000 for its first quarter ended September 30, 2009, compared to a loss of $1,817,000 for the three months ended September 30, 2008. Earnings available to the Company’s common stockholders were $3,535,000, or $0.41 per diluted share for the current quarter compared to a loss of $1,988,000, or $0.24 per diluted share for the quarter ended September 30, 2008. B of I’s net interest margin for the first quarter was 3.88%, up 120 basis points over the three-month period ended September 30, 2008 and up 26 basis points from the Company’s prior best of 3.62% for the three-month period ended June 30, 2009.

B of I’s net income increased 28.2% for the first quarter ended September 30, 2009, compared to net income of $2,893,000 for last year’s first quarter, adjusted to exclude the one-time $4,710,000 after-tax loss associated with the Company’s decision in September 2008 to sell all of its Fannie Mae preferred stock immediately after the U.S. government put Fannie Mae into conservatorship. Diluted earnings per share were $0.41 this quarter, an increase of 24.2% compared to the $0.33 in diluted earnings per share for the first quarter last year, excluding the loss on the sale of the Fannie Mae preferred stock. The increase in quarterly net income year over year was primarily due to a 60.8% growth in net interest income resulting from the net margin improvement, as well as an 11.1% growth in average earning assets.

“We are pleased with our results this quarter because they were driven by growth in core earnings, higher net interest income and improved operating cost efficiency,” remarked Greg Garrabrants, President and Chief Executive Officer. “While many traditional branch banks are struggling with deposit growth and high fixed costs, our single location provides nationwide sourcing of retail deposits and loans through the Internet in a cost effective manner. Our operating efficiency ratio was 28.36% this quarter, significantly better than the average of 68.13% published by the FDIC last quarter for commercial banks in the $1 billion to $10 billion asset range. We continue to find strong values in the wholesale loan purchase market and have been making steady progress in the development of our single and multifamily retail lending platforms. In particular, we continue to see significant competitive exits from the multifamily lending business, providing us a strong tailwind as we place resources towards growing our multifamily originations. I am very optimistic that the current market continues to provide us outstanding growth opportunities.”

First Quarter Highlights:

•	Net interest margin grew to 3.88% in the current quarter, up 44.8% over the first quarter last year.

•

Asset quality remains strong, with the principal balance of non-performing loans equal to 0.76% of the loan portfolio, and total non-performing assets equal to 0.73% of total assets at September 30, 2009.

•	Total assets reached $1,324.1 million at September 30, 2009, up 13.1% compared to the first quarter last year.

•	Total deposits reached $763.5 million at September 30, 2009, up 37.0% compared to the first quarter last year.

Quarter Earnings Summary

For the three months ended September 30, 2009, we had net income of $3,708,000 compared to $2,893,000 for last year’s first quarter, adjusted to exclude the one-time FNMA loss. Net interest income increased $4.8 million during the first quarter ended September 30, 2009 compared to the first quarter last year and increased $1.3 million compared to the quarter ended June 30, 2009. Total interest and dividend income during the quarter ended September 30, 2009 increased 13.5%, to $21.8 million, compared to $19.2 million during the quarter ended September 30, 2008. The increase in interest and dividend income for the quarter was primarily attributable to growth in the average balance of loans and investment securities and higher rates earned on new loans and securities. Average interest earning assets increased $129.6 million for the quarter ended September 30, 2009 compared to the quarter ended September 30, 2008. Interest expense decreased due to a 114 basis point decrease in the average funding rate, including a decrease in average rates for time deposits of 78 basis points. Similarly, lower rates paid on FHLB advances led to a decrease in FHLB advance funding costs of 50 basis points when comparing the three-month periods ended September 30, 2009 and 2008. The improvement in the net interest margin has resulted from specific actions the Bank has taken to manage its assets and liabilities, as well as general changes in the U.S. Treasury yield curve and loan risk premiums. The Bank’s specific actions include selling agency mortgage-backed securities and replacing them with higher yielding loans and non-agency mortgage backed securities. In addition, the Bank lowered its deposit offering rates with the decline in U.S. Treasury rates allowing it to grow checking and savings accounts and re-price time deposits at lower average rates.

For the first quarter ended September 30, 2009, non-interest income was a loss of $1.0 million, primarily due to unrealized loss of $1.4 million associated with other-than-temporary impairment on mortgage-backed securities, partially offset by mortgage banking and other fee income. Excluding the FNMA loss, non-interest income was $22,000 for the three months ended September 30, 2008. The Bank has increased its allowance for loan loss from 45 basis points on loans at September 30, 2008 to 87 basis points on loans at September 30, 2009. The provision for loan loss was $2,000,000 in the first quarter ended September 30, 2009, up from $505,000 in the first quarter ended September 30, 2008 and up from $1,900,000 for the quarter ended June 30, 2009. The increased provisions for the quarter ended September 30, 2009 were the result of changes in the loan portfolio mix and higher estimated losses from our recreational vehicle portfolio and real estate loan portfolio.

Non-interest expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $3.3 million for the three months ended September 30, 2009, up from $2.5 million for the three months ended September 30, 2008. Excluding a one-time charge of $352,000 recorded in 2008 related to a change in the employment agreement with the Bank’s president, total compensation increased $497,000 for the quarter ended September 30, 2009, primarily related to staffing changes in the lending business and a 3.7% average increase to salaries and wages. The other significant contributors to the increase in operating expense were the Bank’s cost for FDIC insurance premiums and other administrative expenses. The FDIC and OTS standard regulatory charges increased $230,000 for the three-month period ended September 30, 2009 compared to the three months ended September 30, 2008. This was due to higher average deposit balances and higher assessment rates for the period ended September 30, 2009. Other general and administrative expenses increased $314,000, primarily due to additional loan processing expense and other real estate operating losses and valuation adjustments.

Balance Sheet Summary

The Company’s total assets increased $21.9 million, or 1.7%, to $1,324.1 million, as of September 30, 2009, up from $1,302.2 million at June 30, 2009. The increase in total assets was primarily due to purchases of agency debt and agency mortgage-backed securities, as well as non agency mortgage-backed securities. Securities available for sale and held to maturity grew a net $41.5 million and the loan portfolio declined a net $20.3 million between September 30, 2009 and June 30, 2009. Total liabilities increased $17.8 million, primarily due to an increase in deposits of $115.0 million, partially offset by a decrease of $97.0 million in borrowings from the Federal Home Loan Bank of San Francisco and the Federal Reserve Discount Window.

Conference Call

A conference call and webcast will be held on Tuesday, November 3, 2009 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 800-458-9009. International callers should dial: 719-325-2273. Digital replay is available by calling 888-203-1112 and using the digital passcode #7478700. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	September 30, 2009	June 30, 2009	September 30, 2008
Selected Balance Sheet Data:
Total assets	$1,324,069	$1,302,208	$1,170,915
Loans - net of allowance for loan losses	595,140	615,463	622,119
Loans held for sale	3,365	3,190	—
Allowance for loan losses	5,270	4,754	2,809
Securities - trading	5,299	5,445	7,361
Securities - available for sale	275,720	265,807	188,922
Securities - held to maturity	382,481	350,898	305,441
Total deposits	763,513	648,524	557,496
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	225,988	262,984	392,973
Federal Reserve Discount Window and other borrowings	105,155	165,155	5,155
Total Stockholders’ equity	93,016	88,939	79,250

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended September 30,
	2009	2008
Selected Income Statement Data:
Interest and dividend income	$21,777	$19,177
Interest expense	9,212	11,365

Net interest income	12,565	7,812
Provision for loan losses	2,000	505

Net interest income after provision for loan losses	10,565	7,307
Non-interest income (loss)	(1,009)	(7,924)
Non-interest expense	3,277	2,477

Income (loss) before income tax expense	6,279	(3,094)
Income tax expense (benefit)	2,571	(1,277)

Net income (loss)	$3,708	$(1,817)

Net income (loss) attributable to common stock	$3,535	$(1,988)

Per Share Data:
Net income (loss):
Basic	$0.43	$(0.24)
Diluted	$0.41	$(0.24)
Book value per common share	$10.19	$8.36
Tangible book value per common share	$10.19	$8.36
Weighted average number of shares outstanding:
Basic	8,262,471	8,421,274
Diluted	8,873,191	8,421,274
Common shares outstanding at end of period	8,164,914	8,299,563
Common shares issued at end of period	8,791,068	8,627,840
Performance Ratios and Other Data:
Loan originations for investment	$8,436	$12,029
Loan originations for sale	25,005	213
Loan purchases	1,633	15,349
Return on average assets	1.12%	-0.61%
Return on average stockholders’ equity	17.20%	-11.19%
Interest rate spread [1]	3.71%	2.42%
Net interest margin [2]	3.88%	2.68%
Efficiency ratio [3]	28.36%	N/A
Capital Ratios:
Equity to assets at end of period	7.03%	6.77%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	7.20%	6.90%
Tier 1 risk-based capital ratio [4]	15.51%	14.03%
Total risk-based capital ratio [4]	16.37%	14.52%
Tangible capital to tangible assets [4]	7.20%	6.90%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.98%	0.26%
Nonperforming loans to total loans	0.76%	0.42%
Nonperforming assets to total assets	0.73%	0.38%
Allowance for loan losses to total loans at end of period	0.87%	0.45%
Allowance for loan losses to nonperforming loans	114.57%	107.75%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. For the three months ended September 30, 2008, without the loss of $7.902 million in noninterest income due to the loss on sale of FNMA preferred stock, the efficiency ratio would have been 31.8%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.